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                                                                      Exhibit 99


For Immediate Release                            Contact:        Fred Buchstein
January 6, 1997                                  Phone:          (216) 241-0405

LINCOLN ELECTRIC STATES POSITION ON CONSTRUCTION IN SEISMIC ZONES

     CLEVELAND, Ohio (January 6, 1997) -- Anthony A. Massaro, President and Chief Executive Officer of The Lincoln Electric Company (NASDAQ: LECO; LECOA), responding to recent newspaper articles discussing the role of weld metal in seismic zone applications, said, "Steel-frame buildings did what they were supposed to do in the Northridge earthquake by preventing loss of life, avoiding structural collapse and performing better than other types of buildings."

     Massaro further stated that the product mentioned in the articles, NS-3M, is just one of several competing products commonly available, and that it fully complies with the American Welding Society's standard for the E70T-4 classification of electrodes.

     "Construction in seismic zones is a developing science, and new evidence gathered following the Northridge earthquake will further our knowledge of seismic zone construction," Massaro said. "We urge the engineering and scientific community to continue responsible research in the effort to make steel-frame buildings even more resistant to earthquakes."

     The E70T-4 weld metal discussed in the articles met prevailing industry, engineering and building code standards at the time of construction. News articles suggest that E70T-4 measured relatively low in a technical property called "notch-toughness." But neither prevailing codes nor the American Welding Society's independent specifications for the product required high notch-toughness. These codes and specifications were known to structural engineers who chose to prescribe Lincoln's or other manufacturers' E70T-4 product for the buildings they designed.

     In addition, use of weld metal with high notch-toughness is not the solution. It is significant that steel-framed buildings constructed with high notch-tough weld metal experienced comparable cracking in the 1995 Kobe, Japan, earthquake.


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     More broadly, weld metal should not be the focus of the inquiry into cracked beam-to-column connections, Massaro said. The Structural Engineers Association of California has concluded that the entire connection design commonly used at the time of the Northridge quake was "fundamentally flawed."

     With respect to the lawsuit pending in Santa Monica, California, Massaro pointed out that the suit, which has been disclosed previously in the Company's public documents, was initially filed in January 1996 against various defendants, including the contractor, the fabricator and the inspector. Lincoln was added to the lawsuit in May 1996 as yet another co-defendant, as was the structural engineer. Massaro added that the building involved in the suit was a medical building, not a hospital, as was reported in some of the media.

         "The challenge to the engineering and the scientific community is to improve the capability of constructing earthquake-resistant buildings, and Lincoln Electric will continue to be in the forefront of those working to meet that challenge," Massaro said.

         The Lincoln Electric Company, based in Cleveland, is a worldwide manufacturer of arc welding products, and a major producer of premium quality industrial electric motors, robotic welding systems, and plasma and fuel cutting equipment.

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